EXHIBIT 10.1

                          Director Compensation Program
                                 (May 25, 2006)

The following shall be effective upon the election of directors at the Company's 2006 Annual Shareholders' Meeting:

      o Directors of the Company who are also employees of the Company are not compensated for their services as directors or committee members.

      o All non-employee directors of the Company shall receive a retainer of $30,000 per year, plus a fee of $2,000 per meeting of the Board attended.

      o Non-employee directors who serve on a committee of the Board shall receive a fee of $1,000 per committee meeting attended.

      o Each re-elected and newly elected nonemployee director shall receive 5,000 options to purchase Common Stock of the Company upon election to the Board. The options granted shall be priced at the fair market value of the Company's Common Stock on the date of grant, fully vest in four equal annual installments from the date of grant (subject to the Vesting Event set forth below), and expire seven years from the date of grant. Such options shall become fully vested at the at the conclusion of such director's term of service if the director is not re-elected to the Board, except where such failure to re-elect the director is the result of (i) a voluntary withdrawal from Board service by such director or (ii) prior removal from the Board for cause under Section 304 of the California Corporations Code (the "Vesting Event").


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